EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Net Income for Third Quarter 2012

EDINBURG, Va., Nov. 2, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended September 30, 2012.

Third Quarter 2012 Highlights

Highlights for the quarter include:

  Revenue of $72.9 million, an increase of 16.3% from third quarter 2011

  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $22.6 million, compared to $22.2 million for the third quarter of 2011

  Net postpaid PCS customer additions of 3,842 and net prepaid customer additions of 5,384

  At September 30, 2012, the Company had 258,867 postpaid PCS customers and 122,454 prepaid customers, up 6.3% and 24.6%, respectively, from September 30, 2011

  PCS Postpaid churn was 1.89% in the third quarter of 2012 compared to 1.85% in third quarter 2011. Prepaid churn improved to 3.73% from 4.43% in third quarter 2011

  Cable segment revenue generating unit net additions of 2,374 during the quarter, for a total of 139,399 at September 30, 2012

  Net income of $1.4 million and net income from continuing operations of $1.4 million, down from $3.0 million and $3.6 million, respectively, in third quarter 2011.

President and CEO, Christopher E. French commented, "We are pleased with this quarter's increase in revenue which indicates continued demand for our services. Our comparative results for this quarter were unfavorably impacted by several transactions and events that should either not be repeated or have a substantially reduced impact next quarter. We continued to make progress on the upgrade of our wireless network to offer 4G LTE service as part of Sprint Nextel's Network Vision project."

Consolidated Third Quarter Results

For the quarter ended September 30, 2012, net income from continuing operations was $1.4 million compared to $3.6 million in the third quarter of 2011. Operating income for the third quarter of 2012 was $5.4 million, down $3.8 million or 41% from the third quarter of 2011. Adjusted OIBDA (as defined below) increased to $22.6 million in the third quarter of 2012 from $22.2 million in the third quarter of 2011.

Total revenues for the third quarter of 2012 were $72.9 million, an increase of $10.2 million or 16.3% compared to $62.7 million for the 2011 third quarter. Increases in PCS and cable RGU counts, combined with increases in the monthly revenue per customer across all segments, accounted for the growth in revenues. Operating expenses increased $14.0 million, or 26.1%, to $67.5 million in third quarter 2012.  Wireless segment operating expenses increased $11.9 million, Cable segment operating expenses increased $1.6 million, and Wireline segment operating expenses increased $1.4 million.

The decrease in operating income resulted primarily from the following factors. Depreciation expense increased $3.2 million due to accelerated depreciation related to the upgrade of our Wireless network. The Company wrote-off $0.8 million of unamortized loan fees in conjunction with the amendment of its debt facilities. Costs to repair storm damage added $0.5 million to maintenance costs. The 2011 period included $1.3 million in gains resulting from trading in certain Wireless equipment.

Wireless Segment

The Company continued to experience customer growth in its postpaid wireless markets, adding 3,842 net retail postpaid customers during the third quarter of 2012, compared to the 2,686 added during the third quarter of 2011. The Company's postpaid wireless customer count at September 30, 2012 was 258,867, a 15,319 or 6.3% increase from September 30, 2011. The Company's third quarter postpaid churn was 1.89% compared to 1.85% in third quarter 2011. Gross adds of postpaid customers for third quarter 2012 totaled 18,427, up from 16,126 in the third quarter of 2011.

During the third quarter, the Company added 5,384 net prepaid subscribers, ending the third quarter of 2012 with 122,454 prepaid subscribers, compared to 98,272 as of September 30, 2011. Gross additions of prepaid subscribers totaled 18,777 in the third quarter of 2012, compared to 19,545 added in the third quarter of 2011. Prepaid churn was 3.73% for the third quarter, down from 4.43% for the third quarter of 2011.

Wireless segment operating income decreased $4.7 million in the third quarter of 2012 compared to the third quarter of 2011. Third quarter adjusted OIBDA was $17.0 million, a decrease of $0.6 million from the third quarter of 2011.

Operating revenues increased $7.2 million in the third quarter of 2012 compared to the third quarter of 2011.  The $5.0 million increase in postpaid PCS revenues was primarily due to a 6% increase in customers and the increasing percentage of smartphones, which are subject to higher monthly fees. The $2.1 million increase in prepaid revenues was principally due to the 26% increase in average subscribers in the third quarter of 2012, compared to the third quarter of 2011, with an increase in the proportion of customers with higher revenue plans accounting for the remainder of the increase.

Operating expenses in the Wireless segment increased $11.9 million.  Postpaid handset costs increased $2.0 million due principally to the higher cost of iPhones, which were not available until the fourth quarter 2011. Prepaid handset subsidies increased $2.3 million as a result of steeper customer discounts offered by Sprint Nextel on more expensive handsets.  Wireless network costs increased $1.2 million in the third quarter of 2012 primarily as a result of expanded data capacity.   Selling, general and administrative expenses increased $2.6 million, with prepaid marketing costs increasing $1.7 million and postpaid sales and marketing costs up $0.8 million. Depreciation expense increased $2.8 million, as the Company accelerated depreciation on switch and cell site assets that will be replaced in 2012 and 2013 as part of the Network Vision upgrade. Accelerated depreciation on these assets totaled $3.2 million in the third quarter of 2012. The third quarter of 2011 included $1.3 million in gains recognized on base station assets traded-in to expand capacity at a number of cell sites.

Cable Segment

Cable segment operating loss decreased $0.8 million in the third quarter of 2012 from the 2011 third quarter. Adjusted OIBDA for third quarter 2012 was $0.5 million, an improvement of $1.1 million from the third quarter of 2011.

The Company is working on its final market upgrade, and the first sections have been completed and installations for new customers and expanded services to existing customers have recently started. When complete, the upgraded market will pass approximately 10,000 homes. Operating revenue in the third quarter of 2012 increased $2.4 million on 4% growth in average revenue generating units and 12% growth in revenue per customer, compared to the third quarter of 2011.  Operating expenses increased by $1.6 million in third quarter 2012 over third quarter 2011.

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 139,399 at the end of the third quarter of 2012, an increase of 2.7% from September 30, 2011. Revenue generating units increased by 2,374 in the third quarter of 2012, compared to an increase of 4,745 in the third quarter of 2011. Revenue generating units are impacted by seasonal activity in college town service areas.

Wireline Segment

Wireline segment operating income was $3.4 million in 2012 third quarter, a decrease of $0.1 million from the third quarter of 2011. Adjusted OIBDA for the Wireline segment for third quarter 2012 was $5.8 million, a decrease of $0.1 million from the comparable 2011 period. Wireline segment DSL customers grew by 309 to 12,551, an increase of 2.5% from the prior year period. Access lines at September 30, 2012, were 22,506, compared to 23,083 at December 31, 2011 and 23,288 at September 30, 2011.

Other Information

Capital expenditures were $21.3 million in the third quarter of 2012, up from $20.9 million in the comparable 2011 period. Capital expenditures in third quarter 2012 related primarily to upgrading the acquired cable networks and capacity upgrades and base station replacements at PCS sites related to the Company's Network Vision project, while spending in second quarter 2011 primarily related to upgrades to the cable networks acquired in 2010 and PCS capacity upgrades. The Company expects that capital spending will increase significantly during the fourth quarter as the Company accelerates the pace of upgrading cell sites as part of the Network Vision project.

Cash and cash equivalents as of September 30, 2012 were $94.6 million, up from $21.3 million at June 30, 2012 and $15.9 million at December 31, 2011, primarily as a result of additional funding under the Company's debt agreement that was amended to provide funding to complete the Network Vision upgrade project and other corporate needs. Total outstanding debt at September 30, 2012 totaled $232.9 million, up from $169.7 million at June 30, 2012 and from $180.6 million at December 31, 2011. Over the next twelve months, the Company is scheduled to make approximately $2.7 million in principal repayments. At September 30, 2012, the debt/equity ratio was 1.11 and debt as a percent of total assets was 42%. The amount available to the Company through its revolver facility was $50 million as of September 30, 2012.

The Company expects to spend a total of approximately $115 million on capital expenditures to implement 4G LTE services in its PCS service area in conjunction with Sprint Nextel's Network Vision project, $55 million during 2012 and $60 million in 2013, in addition to on-going capital spending to support capacity needs on the wireless network.  The Company accelerated depreciation on existing PCS assets to be replaced, which is expected to add expenses of approximately $7.6 million and $3.4 million to 2012 and 2013, respectively, and expects to incur additional network related costs to support the transition to 4G LTE during 2012.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, November 2, 2012, at 10 A.M. Eastern time.

Teleconference Information:
Friday, November 2, 2012, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY SUMMARY FINANCIAL INFORMATION (unaudited) (In thousands)

Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$ 94,647	$ 15,874
Other current assets	37,104	48,590
Investments	8,136	8,305

Net property, plant and equipment	319,925	310,754

Intangible assets, net	76,210	81,346
Other assets, net	16,769	15,110
Total assets	$ 552,791	$ 479,979

Current liabilities, exclusive of current maturities of long-term debt of $2,719 and $21,913, respectively	$ 46,831	$ 33,666
Long-term debt, including current maturities	232,919	180,575
Total other liabilities	63,400	68,079
Total shareholders' equity	209,641	197,659
Total liabilities and shareholders' equity	$ 552,791	$ 479,979

SHENANDOAH TELECOMMUNICATIONS COMPANY SUMMARY FINANCIAL INFORMATION (unaudited) (In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$ 72,876	$ 62,657	$ 213,077	$ 184,640

Cost of goods and services	32,995	25,514	92,067	76,792
Selling, general and administrative	17,680	14,199	47,788	41,438
Depreciation & amortization	16,794	13,774	47,860	42,155
Operating expenses	67,469	53,487	187,715	160,385
Operating income	5,407	9,170	25,362	24,255

Interest expense	(2,323)	(2,003)	(5,641)	(6,668)
Other income (expense), net	381	(55)	1,431	204
Income from continuing operations before income taxes	3,465	7,112	21,152	17,791
Income tax expense	2,050	3,497	9,608	8,070
Net income from continuing operations	$ 1,415	$ 3,615	$ 11,544	$ 9,721
Losses from discontinued operations, net of tax benefits	(54)	(613)	(157)	(700)
Net income	$ 1,361	$ 3,002	$ 11,387	$ 9,021
Other Comprehensive Loss:
Unrealized loss on interest rate swap, net of tax	(1,136)	--	(1,136)	--
Comprehensive Income	$ 225	$ 3,002	$ 10,251	$ 9,021

Net income from continuing operations	$ 0.06	$ 0.15	$ 0.48	$ 0.41
Losses from discontinued operations	--	(0.02)	(0.01)	(0.03)
Net income	$ 0.06	$ 0.13	$ 0.47	$ 0.38

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;

  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

  it does not reflect costs associated with share-based awards exchanged for employee services;

  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;

  it does not reflect expenses incurred for the payment of income taxes and other taxes; and

  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2012 and 2011:

(in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Adjusted OIBDA	$ 22,636	$ 22,231	$ 74,560	$ 66,710

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

Consolidated:	Three months Ended		Nine months ended
(in thousands)	September 30,		September 30,
	2012	2011	2012	2011

Operating income	$ 5,407	$ 9,170	$ 25,362	$ 24,255
Plus depreciation and amortization	16,794	13,774	47,860	42,155
OIBDA	22,201	22,944	73,222	66,410
Plus (gain) loss on asset sales	56	(1,146)	80	(1,035)
Plus share based compensation expense	379	433	1,258	1,335
Adjusted OIBDA	$ 22,636	$ 22,231	$ 74,560	$ 66,710

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and nine months ended September 30, 2012 and 2011:

Wireless Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income	$ 8,246	$ 12,926	$ 31,262	$ 33,353
Plus depreciation and amortization	8,643	5,868	23,153	18,242
OIBDA	16,889	18,794	54,415	51,595
Plus (gain) loss on asset sales	--	(1,280)	4	(1,264)
Plus share based compensation expense	110	121	365	371
Adjusted OIBDA	$ 16,999	$ 17,635	$ 54,784	$ 50,702

Cable Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating loss	$ (5,627)	$ (6,427)	$ (14,174)	$ (17,070)
Plus depreciation and amortization	5,908	5,692	17,963	17,478
OIBDA	281	(735)	3,789	408
Plus loss on asset sales	27	12	6	87
Plus share based compensation expense	160	164	531	499
Adjusted OIBDA	$ 468	$ (559)	$ 4,326	$ 994

Wireline Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income	$ 3,440	$ 3,493	$ 10,572	$ 10,721
Plus depreciation and amortization	2,233	2,156	6,691	6,260
OIBDA	5,673	5,649	17,263	16,981
Plus loss on asset sales	28	122	69	142
Plus share based compensation expense	87	96	290	296
Adjusted OIBDA	$ 5,788	$ 5,867	$ 17,622	$ 17,419

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161